Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Palomar Enterprises, Inc.

We consent to the use in this Registration Statement on Form SB-2/A of our report dated May 6, 2005 with respect to our audit of the consolidated financial statements of Palomar Enterprises, Inc. as of December 31, 2004 and for the two years in the period then ended, appearing in the Prospectus which is a part of this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the reference to the use of our name as it appears under the caption "Experts" in such Prospectus.

Epstein, Weber & Conover, PLC
Scottsdale, Arizone

May 18, 2006